Exhibit 99.7

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
July 27, 2011

Thank you Bill, and good morning everyone.

My comments relate primarily to the second quarter of 2011. We will file our form 10-Q later today. For the second quarter of 2011, Trinity reported earnings of 37 cents per common diluted share, a more than 60% improvement over the 23 cents per common diluted share that we earned in the second quarter of 2010.

Revenues for the second quarter of 2011 increased to $711 million compared to $543 million in the same quarter last year. Trinity’s EBITDA during the second quarter increased to $144 million from $128 million in the same quarter of 2010. The reconciliation of EBITDA was provided yesterday in our press release.

Included in our results for the second quarter of 2011 were $8.4 million in costs, net of estimated insurance recoveries, associated with the flood at our Missouri barge facility. As Bill mentioned, we have resumed operations and expect to fully recover at this facility in September. We were able to partially offset the second quarter impact with $4.0 million of insurance proceeds related to last year’s flood at our Tennessee barge facility as that claim process continues.

In early July, we completed the refinancing of our TRIP warehouse loan. The refinancing included $857 million of medium and long-term asset-backed securitized debt. We are very pleased with the terms of the transaction, which was well received by the capital markets and repositions TRIP for future growth. The refinancing also included $175 million of three-year Senior Secured Notes, of which Trinity holds $112 million.

At June 30th, our balance of unrestricted cash and short-term marketable securities totaled $299 million. When combined with available capacity under our corporate revolver and Trinity’s leasing warehouse facility, our liquidity position stood at approximately $1 billion at the end of the second quarter.

I will now discuss our forward-looking guidance.

For the third quarter of 2011, we expect earnings per common diluted share for the Company to be between 32 and 37 cents. We expect earnings per common diluted share of between $1.35 and $1.45 for the full year 2011.

We anticipate that the Rail Group will report revenues of between $360 and $380 million with an operating margin of between 5% and 7% for the third quarter of 2011 as the businesses within this group continue to ramp up production to meet demand. We expect deliveries of railcars to our leasing company will result in a third quarter elimination of approximately $100 to $110 million in consolidated revenues, and between 6 and 8 cents per diluted share. For the full year, we expect to deliver railcars to our lease fleet with a value of approximately $330 – $350 million.

Inland Barge revenues are expected to be between $130 and $140 million in the third quarter with an operating margin in the range of 13% to 15% as this business ramps back up from the flood in Missouri. Revenues for the Energy Equipment Group are expected to be approximately $125 to $135 million in the third quarter with margins of between 2% and 3%, in large part due to anticipated learning curve costs associated with building larger wind towers.

Our earnings guidance also includes a step up in interest expense related to the TRIP refinancing, which will be realized for the first time during the third quarter. We anticipate interest expense on a consolidated basis to increase approximately $5 million per quarter from prior levels, after eliminating interest from the amounts owed on the $112 million of Senior Secured Notes held by Trinity. Our previous guidance incorporated this additional level of interest expense; however, we expect to incur an estimated additional one-time expense in the third quarter of approximately 3 cents per share related to the refinancing that was not included in prior guidance. On a consolidated basis, we expect TRIP to be slightly accretive to Trinity’s earnings beginning in the fourth quarter of 2011.

Where we fall within our ranges of our earnings guidance will depend on a number of factors, including: the level of operating leverage we achieve as our rail businesses ramp up production in response to increased demand; the impact of product mix changes in our wind towers business; the impact of weather conditions on our Construction Products businesses; and the rate of recovery from the flood at our Missouri barge facility. Our operator will now prepare us for the question and answer session.

Q&A Session